Exhibit (d)(2)

Schedule A

(As of May 6, 2019)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date

Amplify Online Retail ETF	0.65%	November 5, 2015	November 5, 2015	November 5, 2015	September 12, 2018

Amplify CWP Enhanced Dividend Income ETF	0.95%	June 22, 2016	June 22, 2016	June 22, 2016	June 12, 2019

Amplify Transformational Data Sharing ETF	0.90%	December 12, 2017	January 12, 2018	January 16, 2018	January 16, 2020

Amplify Advanced Battery Metals and Materials ETF	0.92%	March 13, 2018	May 18, 2018	May 21, 2018	May 21, 2020

Amplify EASI Tactical Growth ETF	0.75%	March 13, 2018	June 8, 2018	June 11, 2018	June 11, 2020

Amplify BlackSwan Growth & Treasury Core ETF	0.49%	September 18, 2018	October 16, 2018	October 22, 2018	October 22, 2020

Amplify International Online Retail ETF	0.69%	September 18, 2018	January 23, 2019	December 27, 2018	December 27, 2020

Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF	0.65%	September 18, 2018	May 3, 2019	May 6, 2019	May 6, 2021